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CAPITOL ACQUISITION CORP. II

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Lindblad Expeditions, Inc. Reports First Quarter 2015 Financial Results

NEW YORK, May 27, 2015 – Capitol Acquisition Corp. II (NASDAQ: CLAC; "Capitol") and Lindblad Expeditions, Inc. (“Lindblad” or the “Company”), a global provider of expedition cruises and adventure travel experiences, today reported Lindblad’s financial results for the quarter ended March 31, 2015.

As announced previously, Lindblad and Capitol intend to merge in a proposed business combination which is anticipated to close by June 30, 2015.

First Quarter 2015 Financial Highlights

●	Lindblad generated revenue of $55.4 million in the first quarter of 2015, a $4.0 million increase over the prior year quarter, representing a 7.9% annual growth rate
●	Net Yield for the first quarter was $1,003.92, which was $56.58 higher than in the prior year quarter, representing a 6.0% annual growth rate
●	Adjusted EBITDA for the first quarter was $14.2 million, a 1.0% increase over the prior year quarter

Review of First Quarter 2015 Results

“We are very pleased with our first quarter performance, in which strong demand for our expeditions continued to drive solid revenue and net yield growth from our existing fleet. We look forward to consummating our merger with Capitol which we believe will move Lindblad into a new phase in our history and enable us to increase our capacity by expanding our fleet as a public company and pursuing future growth opportunities more aggressively,” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad.

Tour revenue in the quarter amounted to $55.4 million, an increase of 7.9% from the first quarter in 2014. The increase was driven by higher revenue from charter voyages, tour pricing increases, a reduction in travel related discounts, and an increase in other revenue from pre and post voyage extensions and air ticket sales.

Net Yield in the quarter amounted to $1,003.92 compared to $947.34 in the first quarter of 2014, which represents an annual growth rate of 6.0%. The Company recorded 43,210 Guest Nights Sold in the period, 4,988 guests, and an occupancy rate of 92.0%. Adjusted Net Cruise Cost per Available Guest Night amounted to $701.32 in the first quarter of 2015, compared to $649.18 in the same period in the prior year, which represents an increase of 8.0%. The increase in Adjusted Net Cruise Cost was primarily driven by the change in revenue mix from the prior year quarter as a result of planned increases in revenue from charter vessels and a higher amount of other revenue which has lower profit margins than ticket revenue.

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Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2015 was $14.2 million compared to $14.1 million in the same period in 2014. A reconciliation between Adjusted EBITDA and GAAP net income is included in the accompanying financial data.

Debt Financing

On May 8, 2015, the Company entered into a new credit agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent. The financing was increased from $120 million to $150 million in size and the proceeds were used to repay the Company’s existing debt, complete the buyout of certain existing stakeholders and to provide additional cash for growth opportunities and general corporate purposes.

“We are excited about the impending closing of our merger with Lindblad. We believe the larger debt financing together with the equity capital from our merger will enable Lindblad to capitalize on the significant demand for its trips by expanding the fleet and opportunistically seeking accretive strategic acquisitions,” said Mark Ein, Chairman and Chief Executive Officer of Capitol.

ADDITIONAL INFORMATION ABOUT THE MERGER BETWEEN CAPITOL AND LINDBLAD AND WHERE TO FIND IT

In connection with the proposed business combination with Lindblad, Capitol has filed a preliminary proxy statement with the SEC to be used at its special meeting in lieu of annual meeting of stockholders to approve the proposed business combination and certain other related matters. Stockholders are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the solicitation of proxies for such meeting because the proxy statement will contain important information. Such persons can also read Capitol’s final prospectus, dated May 10, 2013, and Capitol’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for a description of the security holdings of the Capitol officers and directors and their interests as security holders in the successful consummation of the proposed business combination. The definitive proxy statement will be mailed to stockholders as of a record date established for the meeting. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C. 20004. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

About Lindblad Expeditions

Lindblad Expeditions is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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About Capitol Acquisition Corp. II

Capitol Acquisition Corp. II is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and Director and Chief Financial Officer L. Dyson Dryden. Capitol's securities are quoted on the NASDAQ stock exchange under the ticker symbols CLAC, CLACW and CLACU. The company, which raised $200 million of cash proceeds in an initial public offering in May 2013, is Mark Ein's second publicly traded acquisition vehicle. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: "TWO"), a leading mortgage real estate investment trust (REIT) with a current market capitalization of more than $3.8 billion.

FORWARD LOOKING STATEMENTS

This written communication contains forward-looking statements that involve risks and uncertainties concerning Capitol’s proposed business combination with Lindblad, Lindblad’s expected financial performance, as well as its strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the proposed business combination will not close or that the closing may be delayed; the reaction of Lindblad’s customers to the proposed business combination; general economic conditions; or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. In addition, please refer to the documents that Capitol files with the SEC. The filings by Capitol identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Capitol is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

 Condensed Consolidated Balance Sheets

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,947,183	$39,678,720
Restricted cash and marketable securities	16,396,128	8,334,632
Inventories	1,750,482	1,700,226
Marine operating supplies	5,240,950	5,078,552
Prepaid expenses and other current assets	10,398,868	11,320,698
Due from DVB	5,000,000	-
Total current assets	76,733,611	66,112,828

Property and equipment, net	119,838,367	121,873,440
Due from shareholder	-	1,500,926
Deferred financing costs, net	1,965,000	2,019,503
Operating rights	6,528,949	6,528,949
Deferred tax assets	247,339	101,860
Investment in CFMF	48,022,835	47,787,835
Total assets	$253,336,101	$245,925,341

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$73,292,553	$73,195,195
Accounts payable and accrued expenses	18,070,090	20,028,315
Long-term debt - current	4,962,421	4,934,030
Obligations to repurchase shares of Class A common stock	4,965,792	4,965,792
Due to shareholder	2,169,553	-
Due to CFMF	22,733,000	22,733,000
Total current liabilities	126,193,409	125,856,332

Long-term debt, less current portion	50,691,188	51,755,608
Other long term liabilities	439,030	447,145
Deferred income taxes - long term	299,035	299,035
Total liabilities	177,622,662	178,358,120

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, Class A, no par value, 450,000 shares authorized; 90,000 shares issued and outstanding.	-	-
Common stock, Class B, no par value, 50,000 shares authorized; 0 issued and outstanding.	-	-
Additional paid - in capital	22,680,032	21,466,308
Retained earnings	53,033,407	46,100,913
Total shareholders' equity	75,713,439	67,567,221
Total liabilities and shareholders' equity	$253,336,101	$245,925,341

The following table includes assets to be used to settle liabilities of the consolidated variable interest entities ("VIEs"). These assets and liabilities are included in the condensed consolidated balance sheet above.

	As of
	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$2,000	$2,000
Property and equipment	1,659,073	1,755,446

LIABILITIES
Accounts payable and accrued expenses	109,706	55,456
Long-term debt	2,170,000	2,170,000

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(unaudited)

	For the Three Months Ended March 31,
	2015	2014

Tour revenue	$55,420,529	$51,374,690

Cost of tours	24,401,222	21,976,882
Gross profit	31,019,307	29,397,808

Operating expenses:
Selling and marketing	9,162,482	8,116,195
General and administrative	11,125,499	7,253,558
Depreciation and amortization	2,751,799	2,874,059
Total operating expenses	23,039,780	18,243,812

Operating income	7,979,527	11,153,996

Other (expense) income:
Change in fair value of obligation to repurchase shares of Class A common stock	-	(1,429,996)
Loss on foreign currency translation	(116,037)	(397,893)
Earnings on investment in CFMF	235,000	-
Interest expense, net	(1,189,422)	(1,320,260)
Total other expense	(1,070,459)	(3,148,149)

Income before income taxes	6,909,068	8,005,847

Income tax benefit	(23,426)	(404,466)

Net income	$6,932,494	$8,410,313

Class A Common Stock
Net income available to Class A Common Stockholders	$6,932,494	$7,989,773

Weighted average shares outstanding
Basic	245,220	244,287
Diluted	248,003	244,287

Earnings per share
Basic	$28.27	$32.71
Diluted	$27.95	$32.71

Class B Common Stock
Net income available to Class B Common Stockholders	$-	$420,540

Weighted average shares outstanding
Basic	-	12,858
Diluted	-	12,858

Earnings per share
Basic	$-	$32.71
Diluted	$-	$32.71

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net income	$6,932,494	$8,410,313
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,697,296	2,780,178
Amortization of deferred financing costs	54,503	93,881
Amortization of debt discount	189,087	180,119
Stock-based compensation	1,213,724	-
Deferred income taxes	(145,479)	(240,082)
Loss on currency translation	116,037	397,893
Earnings from equity method investment	(235,000)	-
Change in fair value of obligation to repurchase shares of Class A common stock	-	1,429,995
Collection fee due from DVB	(28,025)	-
Changes in operating assets and liabilities
Inventories and marine operating supplies	(283,152)	(215,726)
Prepaid expenses and other current assets	894,790	131,459
Unearned passenger revenues	852,720	(4,404,231)
Other long term liabilities	(8,115)	55,060
Accounts payable and accrued expenses	(1,865,483)	(2,998,637)

Net cash provided by operating activities	10,385,397	5,620,222

Cash Flows From Investing Activities
Purchase of property and equipment	(658,890)	(570,970)
Advance to shareholder	(1,301,496)	(23,581)
Purchase of restricted cash and marketable securities	(8,061,496)	(3,359,579)

Net cash used in investing activities	(10,021,882)	(3,954,130)

Cash Flows From Financing Activities
Repayments of term loan facility	(1,225,116)	(992,209)

Net cash used for financing activities	(1,225,116)	(992,209)

Effect of exchange rate changes on cash	(869,936)	166,906

Net (decrease) increase in cash and cash equivalents	(1,731,537)	840,789

Cash and cash equivalents at beginning of year	39,678,720	44,353,563

Cash and cash equivalents at end of year	$37,947,183	$45,194,352

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$515,144	$1,065,173

Income taxes	$134,628	$176,944

Non-cash investing and financing activities:
Increase in amount due from DVB (assigned by Sven Lindblad to the Company) for: due from shareholder ($2,802,422) and due to shareholder ($2,169,553) net of $28,025 collection fee	$4,971,975	$-

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Non-GAAP Information

(unaudited)

	For the Three Months Ended March 31,
Reconciliation of Net Income to EBITDA and Adjusted EBITDA	2015	2014
Net Income	$6,932,494	$8,410,313
Income tax benefit	(23,426)	(404,466)
Interest expense, net	1,189,422	1,320,260
Depreciation and amortization expense	2,751,799	2,874,059
EBITDA	$10,850,289	$12,200,166
Change in fair value of obligation to repurchase
shares of Class A common stock	-	1,429,996
Loss on foreign currency translation	116,037	397,893
Stock-based compensation	1,213,724	-
Earnings on investment in CFMF	(235,000)	-
Non-recurring merger related expenses	2,268,248	-
Non-recurring acquisition related expenses	-	51,695
Adjusted EBITDA	$14,213,298	$14,079,750

	For the Three Months Ended March 31,
Guest Metrics	2015	2014
Available Guest Nights	46,971	47,222
Guest Nights Sold	43,210	44,519
Occupancy	92.0%	94.3%
Maximum Guests	5,439	5,254
Number of Guests	4,988	4,963

	For the Three Months Ended March 31,
Calculation of Gross Yield and Net Yield	2015	2014
Guest ticket revenue	$47,799,801	$45,533,926
Other revenue	7,620,728	5,840,764
Tour Revenue	$55,420,529	$51,374,690
Less: Commissions	(3,686,563)	(3,312,437)
Less: Other expense	(4,579,039)	(3,327,106)
Net Revenue	$47,154,927	$44,735,147
Available Guest Nights	46,971	47,222
Gross Yield	$1,179.89	$1,087.94
Net Yield	$1,003.92	$947.34

	For the Three Months Ended March 31,
Calculation of Net Cruise Cost Metrics	2015	2014
Cost of tours	$24,401,222	$21,976,882
Plus: Selling and marketing	9,162,482	8,116,195
Plus: General and administrative	11,125,499	7,253,558
Gross Cruise Cost	$44,689,203	$37,346,635
Less: Commissions	(3,686,563)	(3,312,437)
Less: Other expense	(4,579,039)	(3,327,106)
Net Cruise Cost	$36,423,601	$30,707,092
Less: Fuel expense	(3,046,797)	(3,621,307)
Net Cruise Cost Excluding Fuel	$33,376,804	$27,085,785
Non-GAAP Adjustments
Stock-based compensation	(1,213,724)	-
Non-recurring merger related expenses	(2,268,248)	-
Non-recurring acquisition related expenses	-	(51,695)
Adjusted Net Cruise Cost Excluding Fuel	$29,894,832	$27,034,090
Available Guest Nights	46,971	47,222
Gross Cruise Cost per Available Guest Night	$951.42	$790.87
Net Cruise Cost per Available Guest Night	$775.45	$650.27
Net Cruise Cost Excluding Fuel per Available Guest Night	$710.58	$573.58
Adjusted Net Cruise Cost per Available Guest Night	$701.32	$649.18
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	$636.45	$572.49

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Key Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense and general and administrative expense.

Gross Yield represents tour revenue divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenue and other revenue.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenue less commissions and direct costs of other revenue.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

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